Exhibit 99.(k)(v)(7)

SIXTH AMENDMENT AGREEMENT AND WAIVER

AMENDMENT AGREEMENT AND WAIVER (“Amendment”) dated as of January 27, 2016 to the Committed Facility Agreement dated October 4, 2013 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc”) and Center Coast MLP & Infrastructure Fund (“Customer”).

WHEREAS, BNPP PB, Inc and Customer previously entered into a Committed Facility Agreement dated as of October 4, 2013 (as amended from time to time, the “Agreement”);

WHEREAS, the Customer was in breach of Section 13(c)(iii) and Section 13(d)(iii) of the Agreement certain periods prior to January 27, 2016;

WHEREAS, the Net Asset Value of the Customer is US$145,819,739 as of January 21, 2016;

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.                                      Amendment to Section I (‘Definitions’)

The definition of “Net Asset Value Floor” in Section 1 of the Agreement is hereby amended to replace the dollar amount “USD $165,000,000” with the dollar amount “USD $70,000,000”.

2.                                      Amendment to Section 12 (‘Financial Information’)

Section 12(c) of the Agreement is hereby amended to read as follows:

“(c)         a monthly statement, as soon as available and in any event within 15 calendar days after the end of each calendar month, containing (i) the leverage and asset coverage ratios of Customer as of the last day of such calendar month, (ii) a representation that no Facility Termination Event or Default has occurred (or if a Facility Termination Event or Default has occurred, a reasonably detailed description of such Facility Termination Event or Default and the steps being taken by Customer to remedy such Facility Termination Event or Default), (iii) a representation that Customer is in compliance with the terms of the 40 Act Financing Agreements (or if Customer is not in compliance, a reasonably detailed description of such noncompliance and the steps being taken by Customer to remedy such non-compliance); and (iv) a representation that each representation and warranty in each 40 Act Financing Agreement is true and correct as of such date.”

3.                                      Amendment to Section 13 (‘Termination’)

(a) Section 13(c)(iii) of the Agreement is hereby amended to read in full as follows:

“iii. (A) as of the last day of each calendar month, beginning with February 29, 2016, the Net Asset Value of Customer has declined by 30% or more from the highest Net Asset Value of Customer in the preceding one-month period then ending; or (B) as of the last day of each calendar month, beginning with March 31, 2016, the Net Asset Value of Customer has declined by 40% or more from the highest Net Asset Value of Customer in the preceding three-month period then ending; or (C) as of the last day of each calendar month, beginning December 31, 2016, the Net Asset Value of Customer has declined by 50% or more from the highest Net Asset Value of Customer in the preceding 12-month period then ending; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));”

(a) Section 13(d)(iv) of the Agreement is hereby amended to read in full as follows:

“(iv) any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreement (including under Section 11 herein or in any monthly statement required pursuant to Section 12) proves false or misleading when made or deemed made;”

4.                                      Waiver

Subject to the accuracy of all information and representations in this Amendment, BNPP, Inc. waives any Facility Termination Event and Default under the Agreement for periods prior to January 27, 2016 that resulted from breach by Customer of Section 13(c)(iii) and 13(d)(iii) of the Agreement.

5.                                      Representations

Customer represents to BNPP PB, Inc. that all representations contained in the Agreement arc true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by Customer, as the ease may be, on the date of this Amendment.

6.                                      Miscellaneous

(a)                                 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)                                 Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)                                  Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)                                 Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)                                  Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	CENTER COAST MLP & INFRASTRUCTURE FUND

/s/ JP Muir	/s/William H. Bauch
Name: JP Muir Title: Managing Director	Name: William H. Bauch Title: CFO/CCO

/s/ Thomas Guagliardo
Name: Thomas Guagliardo Title: Managing Director